At a Joint Special Meeting of Shareholders held on May 20, 2011, shareholders of Grail Advisors ETF Trust (the Trust) considered the proposals described below.
Proposal 1: Shareholders of each series of the Trust approved the proposed Investment Management Services Agreement between the Trust, with respect to each of its series, and Columbia Management Investment
Advisers, LLC, as follows:
Fund	Votes For	Votes Against	Abstentions	Broker Non-Votes
Columbia Concentrated Large Cap Value Strategy Fund	57,377	413	250	11,276
RP Growth ETF	117,957	100	0	16,766
RP Focused Large Cap Growth ETF	206,695	7,038	2,950	98,306
Grail McDonnell Intermediate Municipal Bond ETF	68,086	400	0	10,184
Grail McDonnell Core Taxable Bond ETF	67,648	161	0	10,010
Proposal 2:  Shareholders of the Trust elected each of the nominees for trustees to the Board of Trustees of Columbia Funds Series Trust, each to hold office for an indefinite term, as follows:
Trustee	Votes For	Votes Withheld	Abstentions
Kathleen Blatz	659,966	15,651	0
Pamela G. Carlton	659,966	15,651	0
Patricia M. Flynn	659,966	15,651	0
Stephen R. Lewis, Jr.	659,966	15,651	0
John F. Maher	659,966	15,651	0
Catherine James Paglia	659,966	15,651	0
Leroy C. Richie	659,966	15,651	0
Alison Taunton-Rigby	659,966	15,651	0
William F. Truscott	659,966	15,651	0

Proposal 3: Shareholders of Grail McDonnell Intermediate Municipal Bond ETF and Grail McDonnell Core Taxable Bond ETF approved the proposed Rule 12b-1 Distribution and Service Plan, as follows:
Fund	Votes For	Votes Against	Abstentions	Broker Non-Votes
Grail McDonnell Intermediate Municipal Bond ETF	58,236	4,900	5,350	10,184
Grail McDonnell Core Taxable Bond ETF	56,547	6,312	4,950	10,010

Proposal 4: Shareholders of RP Growth ETF, RP Focused Large Cap Growth ETF,
Grail McDonnell Intermediate Municipal Bond ETF and Grail McDonnell
Core Taxable Bond ETF approved a manager of managers structure, whereby the applicable fund and its investment adviser may enter into and materially amend subadvisory agreements in the future, with the approval of the Trusts
Board of Trustees, but without obtaining additional shareholder approval, as follows:
Fund	Votes For	Votes Against	Abstentions	Broker Non-Votes
RP Growth ETF	106,965	11,092	0	16,766
RP Focused Large Cap Growth ETF	179,891	33,842	2,950	98,306
Grail McDonnell Intermediate Municipal Bond ETF	63,186	5,300	0	10,184
Grail McDonnell Core Taxable Bond ETF	61,497	6,312	0	10,010
Proposal 5: Shareholders of each series of the Trust approved the proposed changes to the applicable funds fundamental investment limitation on concentration, as follows:
Fund	Votes For	Votes Against	Abstentions	Broker Non-Votes
Columbia Concentrated Large Cap Value Strategy Fund	57,377	663	0	11,276
RP Growth ETF	117,957	100	0	16,766
RP Focused Large Cap Growth ETF	206,695	7,038	2,950	98,306
Grail McDonnell Intermediate Municipal Bond ETF	63,186	5,300	0	10,184
Grail McDonnell Core Taxable Bond ETF	61,497	6,312	0	10,010